EXHIBIT 4.1

THE TORONTO-DOMINION BANK,

as Issuer

and

THE BANK OF NEW YORK MELLON,

as Warrant Agent

WARRANT AGREEMENT

dated as of June 17, 2020

TABLE OF CONTENTS

		Page
ARTICLE 1
DEFINITIONS

Section 1.01.	Certain Terms Defined	1

ARTICLE 2
WARRANTS

Section 2.01.	Ranking	3
Section 2.02.	Form, Execution and Delivery of Warrant Certificates	3
Section 2.03.	Number Unlimited; Issuable in Series	3
Section 2.04.	Countersignature and Delivery of Warrant Certificates	5
Section 2.05.	Place of Exercise; Registration of Transfers and Exchanges	6
Section 2.06.	Mutilated or Missing Warrant Certificates	8
Section 2.07.	Registered Holders	9
Section 2.08.	Cancellation	9
Section 2.09.	Additional Warrant Agents	9
Section 2.10.	Appointment of Calculation Agents	10
Section 2.11.	CUSIP Numbers	10

ARTICLE 3
DURATION AND EXERCISE OF WARRANTS

Section 3.01.	Duration and Exercise of Warrants	10
Section 3.02.	Return of Money Held Unclaimed for Two Years	10

ARTICLE 4
OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDERS

Section 4.01.	Warrantholder May Enforce Rights	10
Section 4.02	No Rights as Holder of Warrant Property Conferred by Warrants or Warrant Certificates	11
Section 4.03.	Issuer’s Covenant Not to Merge, Consolidate, Sell or Convey Property Except Under Certain Conditions	11
Section 4.04.	Successor Corporation Substituted	11
Section 4.05.	Opinion of Counsel Delivered to Warrant Agent	11

ARTICLE 5
WARRANTS ACQUIRED BY THE ISSUER; PAYMENT OF TAXES

Section 5.01.	Warrants Acquired by the Issuer	11
Section 5.02.	Payment of Taxes	12

ARTICLE 6
CONCERNING THE WARRANT AGENT

Section 6.01.	Warrant Agent	12

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WARRANT AGREEMENT

THIS WARRANT AGREEMENT, dated as of June 17, 2020 (the “Agreement”), between THE TORONTO-DOMINION BANK, a Canadian bank chartered under the Bank Act (Canada), as issuer (the “Issuer”) and THE BANK OF NEW YORK MELLON, a New York banking corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, the Issuer has duly authorized the issue from time to time of linked warrants (the “Warrants”) linked to interest rates (which may include fixed rates of interest or financial benchmark rates), indices, equity securities, debt instruments, commodities, public or private investment funds or portfolios, mutual funds, exchange-traded funds, currencies, credit, statistical measures of economic or financial performance, foreign exchange rates or other similar asset classes, or any combination or basket of the foregoing (such property, in relation to a Warrant, being hereinafter referred to as the “Warrant Property” applicable to such Warrant), to be issued in one or more series and in such number and with such terms as may from time to time be authorized in accordance with the terms of this Agreement;

WHEREAS, the Issuer has duly authorized the execution and delivery of this Agreement to provide, among other things, for the delivery and administration of the Warrants;

WHEREAS, all things necessary to make this Agreement a valid agreement according to its terms have been done;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.    Certain Terms Defined. The following terms (except as otherwise expressly provided or unless the context otherwise clearly requires) for all purposes of this Agreement and of any agreement supplemental hereto shall have the respective meanings specified in this Section.

“Board of Directors” means either (i) the Board of Directors of the Issuer or any committee of such Board duly authorized to act on its behalf or (ii) one or more duly authorized officers of the Issuer to whom the Board of Directors of the Issuer or a committee thereof has delegated the authority to act with respect to the matters contemplated by this Agreement.

“Board Resolution” means (i) a copy of one or more resolutions, certified by the secretary or an assistant secretary of the Issuer to have been duly adopted or consented to by the Board of Directors and to be in full force and effect, or (ii) a certificate signed by the authorized officer or officers of the Issuer to whom the Board of Directors of the Issuer or a committee thereof has delegated its authority (as described in the definition of Board of Directors), and in each case, and delivered to the Warrant Agent.

“Business Day” means, with respect to any Warrant, a day that in the city (or in any of the cities, if more than one) in which amounts are payable, as specified in accordance with Section 2.03 hereof, is not a day on which banking institutions are authorized or required by law or regulation to close or a day on which transactions in the currency in which the Warrants are payable are not conducted.

“Definitive Warrant Certificates” shall mean a Warrant Certificate issued in definitive form.

“Depositary” means, with respect to Registered Warrants of any series that are or may be evidenced by one or more Global Warrant Certificates, the Person designated as Depositary by the Issuer pursuant to Section 2.03 hereof until a successor Depositary shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Depositary” shall mean or include each Person who is then a Depositary hereunder, and if at any time there is more than one such Person, “Depositary” as used with respect to the Warrants of any such series shall mean the Depositary with respect to the Global Warrant Certificates evidencing Registered Warrants of that series.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means, with respect to a Warrant, the date on which the right to exercise such Warrant shall expire.

“Global Warrant Certificate” shall mean a Warrant Certificate issued in global form.

“Holder,” “Holder of Warrants,” “Warrantholder” or other similar terms mean in the case of any Registered Warrant, the Person in whose name such Warrant is registered in the Warrant Register.

“Issuer” means (except as otherwise provided in Article 6), The Toronto-Dominion Bank, a Canadian bank chartered under the Bank Act (Canada) and, subject to Article 4, its successors and assigns.

“Issuer Order” means a written statement, request or order of the Issuer signed in its name by an Officer.

“Officer” means, with respect to the Issuer, any one of the following: the Chairman of the Board of Directors, the President and the Chief Executive Officer, a Vice Chair, a Vice President, the Chief Financial Officer or the Corporate Secretary or any other person authorized by the Board of Directors to execute certain documents or perform certain functions on behalf of the Issuer.

“Officer’s Certificate” means a certificate signed in the name of the Issuer by an Officer and delivered to the Warrant Agent.

“Opinion of Counsel” means an opinion in writing signed by legal counsel to the Issuer, who may be an employee of or counsel to the Issuer, and include the statements provided for in Section 7.08 herein.

“Original issue date” of any Warrant (or portion thereof) means the earlier of (a) the date of such Warrant or (b) the date of any Warrant (or portion thereof) for which such Warrant was issued (directly or indirectly) on registration of transfer, exchange or substitution.

“Periodic Offering” means an offering of Warrants of a series from time to time, the specific terms of which Warrants are to be determined by the Issuer or its agents upon the issuance of such Warrants.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Registered Holder” shall have the meaning set forth in Section 2.07 hereof.

“Registered Warrant” means any Warrant represented by a Warrant Certificate issued in registered form.

“Warrant Agent’s Office” shall mean The Bank of New York Mellon, 240 Greenwich Street, 7E, New York, New York 10286, Attention: Corporate Trust Administration or such other address as shall be given in writing to the other parties hereto.

“Warrant Agent’s Window” means the window of the Warrant Agent maintained for purposes of transfer and tender (or at the address of any additional agency established by the Issuer pursuant to Section 2.09 hereof, or at the address of any successor Warrant Agent (as provided in Section 6.03)), which is, on the date of this Agreement, BNY Mellon Corporate Trust, Issuer/Loan Services-CSD Transfers/Redemptions, 111 Sanders Creek Parkway, East Syracuse, NY 13057.

“Warrant Certificates” shall have the meaning set forth in Section 2.02(a) hereof.

“Warrant Property Account” means an account to be established and held at The Bank of New York Mellon in the name of the Warrant Agent for the benefit of the Issuer.

“Warrant Register” shall have the meaning set forth in Section 2.05 hereof.

ARTICLE 2

WARRANTS

Section 2.01.    Ranking. The Warrants are unsecured, unsubordinated obligations of the Issuer and will rank on a parity in right of payment with all of the Issuer’s deposit liabilities, except for obligations preferred by mandatory provisions of law.

Section 2.02.    Form, Execution and Delivery of Warrant Certificates.

(a)    Certificates (“Warrant Certificates”) evidencing the Warrants of each series shall be issued as Registered Warrants in substantially in the form of Exhibit A hereto or in such form (not inconsistent with this Agreement) as shall be established by or pursuant to one or more Board Resolutions (as set forth in a Board Resolution or, to the extent established pursuant to, rather than set forth in, a Board Resolution, in an Officer’s Certificate detailing such establishment) or in one or more agreements supplemental hereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement. The Warrant Certificates may have imprinted or otherwise reproduced thereon such letters, numbers or other marks of identification or designation and such legends or endorsements as the Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and that are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto, or with any rules of any securities exchange, or to conform to general usage, all as may be determined by the Officers executing such Warrant Certificates, as evidenced by their execution of such Warrant Certificates. The Warrant Certificates shall be signed on behalf of the Issuer by an Officer. Such signatures may be the manual or facsimile. Typographical and other minor errors or defects in any such signature shall not affect the validity or enforceability of any Warrant Certificate that has been duly countersigned and delivered by the Warrant Agent. The Definitive Warrant Certificates shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officers executing such Warrants, as evidenced by their execution of such Warrants.

(b)    In case any Officer who shall have signed a Warrant Certificate shall cease to be such before such Warrant Certificate shall have been countersigned and delivered by the Warrant Agent to the Issuer or delivered by the Issuer, such Warrant Certificate nevertheless may be countersigned and delivered as though the person who signed such Warrant Certificate had not ceased to be such Officer and thereupon shall nevertheless be valid; and a Warrant Certificate may be signed on behalf of the Issuer by any person who, at the actual date of the execution of such Warrant Certificate, shall be the proper Officer to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an Officer.

(c)    Pending the preparation of final Warrant Certificates evidencing Warrants of any series, the Issuer may execute and the Warrant Agent shall countersign and deliver temporary Warrant Certificates evidencing such Warrants (printed, lithographed, typewritten or otherwise produced, in each case in form satisfactory to the Warrant Agent). Such temporary Warrant Certificates shall be issuable substantially in the form of the final Warrant Certificates but with such omissions, insertions and variations as may be appropriate for temporary Warrant Certificates, all as may be determined by the Issuer with the concurrence of the Warrant Agent. Such temporary Warrant Certificates may contain such reference to any provisions of this Agreement as may be appropriate. Every such temporary Warrant Certificate shall be executed by the Issuer and shall be countersigned and delivered by the Warrant Agent upon the same conditions and in substantially the same manner, and with like effect, as the final Warrant Certificates. Without unreasonable delay, the Issuer shall execute and shall furnish final Warrant Certificates and thereupon such temporary Warrant Certificates may be surrendered in exchange therefor without charge, at any agency maintained by the Issuer for such purpose as specified in this Agreement, and the Warrant Agent shall countersign and deliver in exchange for such temporary Warrant Certificates final Warrant Certificates evidencing a like aggregate number of Warrants of the same series and of like tenor as those evidenced by such temporary Warrant Certificates. Until so exchanged, such temporary Warrant Certificates and the Warrants evidenced thereby shall be entitled to the same benefits under this Agreement as final Warrant Certificates and the Warrants evidenced thereby.

Section 2.03.    Number Unlimited; Issuable in Series.

(a)    The aggregate number of Warrants that may be delivered under this Agreement is unlimited.

(b)    The Warrants may be issued in one or more series. There shall be established in or pursuant to one or more Board Resolutions (and to the extent established pursuant to, rather than set forth in, a Board Resolution, in an Officer’s Certificate detailing such establishment) or established in one or more agreements supplemental hereto, prior to the initial issuance of Warrants of any series:

(i)    the title of the Warrants;

(ii)    the designation and aggregate number of the Warrants that may be countersigned and delivered (except for any Warrants countersigned and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Warrants);

(iii)    the price at which the Warrants will be issued and minimum denominations, if other than U.S. dollars, the coin or currency or composite currency in which such issue price will be payable;

(iv)    the date on which the right to exercise the Warrants shall commence and the Expiration Date or, if the Warrants are not continuously exercisable throughout such period, the specific date or dates on which they will be exercisable (or, in either case, the method by which such date or dates shall be determined);

(v)    whether the Warrants are warrants to purchase (“call warrants”) the Warrant Property from the Issuer, warrants to sell (“put warrants”) the Warrant Property to the Issuer, or otherwise;

(vi)    the specific Warrant Property purchasable or salable upon exercise of the Warrants, and (A) with respect to Warrants to be settled by delivery of the Warrant Property, the amount thereof (or the method for determining the same), or (B) with respect to Warrants to be settled in cash, the formulas for determining the cash settlement value of the Warrants, and the circumstances, if any, under which a minimum and/or maximum expiration value is applicable upon the expiration of the Warrants;

(vii)    the method of exercise of the Warrants (including the circumstances, if any, under which the Warrants may be deemed to be automatically exercised);

(viii)    whether the exercise of the Warrants is to be cash-settled or by delivery of the Warrant Property or combination thereof;

(ix)    if the Warrants are to be settled by delivery of the Warrant Property, the price at which and, if other than U.S. dollars, the coin or currency or composite currency with which the Warrant Property may be purchased or sold upon exercise of the Warrants (or the method for determining the same);

(x)    if the Warrants are to be settled in cash, if other than the coin or currency in which the Warrants are denominated, the coin or currency in which payment of amounts due on the Warrants shall be payable;

(xi)    if the Warrants are to be settled in cash, if the amounts payable under the Warrants are to be payable, at the election of the Issuer or a Warrantholder thereof, in a coin or currency other than that in which the Warrants are denominated, the period or periods within which, and the terms and conditions upon which, such elections may be made;

(xii)    the minimum or maximum number of Warrants that may be exercised at any one time, if applicable;

(xiii)    whether the Warrant Certificates evidencing any Registered Warrants will be Global Warrant Certificates or Definitive Warrant Certificates or both, and whether and on what terms (if different from those set forth herein) Warrant Certificates in one form may be converted into or exchanged for Warrant Certificates in the other form and the Depositary for such Global Warrant Certificates;

(xiv)    whether and under what circumstances the Issuer will pay additional amounts on the Warrants in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Issuer will have the option to redeem such Warrants rather than pay such additional amounts;

(xv)    any warrant agents, depositaries, authenticating or paying agents, transfer agents or registrars or any determination or calculation agents or other agents with respect to the Warrants; and

(xvi)    any other terms of the Warrants.

(c)     All Warrants of any one series need not be issued at the same time and may be issued from time to time, consistent with the terms of this Agreement, if so provided by or pursuant to such Board Resolution, such Officer’s Certificate or in any such agreement supplemental hereto.

(d)     At the direction of the Issuer, the Warrant Agent will establish the Warrant Property Account for the settlement of Warrant Property to be delivered to the Holders as set forth in section 2.03(b)(vii).

Notwithstanding Section 2.03(b)(ii) hereof and unless otherwise expressly provided with respect to a series of Warrants, the aggregate number of Warrants may be increased and additional Warrants may be issued up to any maximum limit upon the aggregate number authorized with respect to such series as increased.

Section 2.04.    Countersignature and Delivery of Warrant Certificates.

(a)    The Issuer may deliver Warrant Certificates evidencing Warrants of any series executed by the Issuer to the Warrant Agent for countersignature together with the applicable documents referred to below in this Section, and the Warrant Agent shall thereupon countersign and deliver such Warrant Certificates to or upon the order of the Issuer (contained in the Issuer Order referred to below in this Section) or pursuant to such procedures acceptable to the Warrant Agent as may be specified from time to time by an Issuer Order. In countersigning such Warrant Certificates and accepting the responsibilities under this Agreement in relation to the Warrants evidenced by such Warrant Certificates, the Warrant Agent shall be provided with (in the case of subparagraphs 2.04(a)(ii), 2.04(a)(iii) and 2.04(a)(iv) below, only at or before the time of the first request of the Issuer to the Warrant Agent to countersign Warrant Certificates evidencing Warrants of such series) and shall be fully protected in relying upon, unless and until such documents have been superseded or revoked:

(i)    an Issuer Order requesting such countersignature and setting forth delivery instructions if the Warrant Certificates are not to be delivered to the Issuer, provided that, with respect to Warrants of a series subject to a Periodic Offering, (a) such Issuer Order may be delivered by the Issuer to the Warrant Agent prior to the delivery to the Warrant Agent of such Warrant Certificates for countersignature and delivery, (b) the Warrant Agent shall countersign and deliver Warrant Certificates of such series for original issue from time to time, in an aggregate number not exceeding the aggregate number established for such series, pursuant to an Issuer Order or pursuant to procedures acceptable to the Warrant Agent as may be specified from time to time by an Issuer Order and (c) the Expiration Date, exercise date or dates, original issue date or dates, and any other terms of Warrants of such series shall be determined by an Issuer Order or pursuant to such procedures;

(ii)    any Board Resolution, Officer’s Certificate and/or executed supplemental agreement in accordance with this Agreement by or pursuant to which the forms and terms of the Warrants evidenced by such Warrant Certificates were established;

(iii)    an Officer’s Certificate setting forth the form or forms and terms of the Warrants evidenced by such Warrant Certificates stating that the form or forms and terms of the Warrants evidenced by such Warrant Certificates have been established pursuant to Sections 2.02 and 2.03 and comply with this Agreement, and covering such other matters as the Warrant Agent may reasonably request; and

(iv)    for the first issue of Warrants of a given series, at the request of the Warrant Agent, an Opinion of Counsel or a letter addressed to the Warrant Agent permitting it to rely on an Opinion of Counsel, substantially to the effect that:

(A)    the forms of the Warrant Certificates have been duly authorized and established in conformity with the provisions of this Agreement;

(B)    the terms of the Warrants have been duly authorized and established in conformity with the provisions of this Agreement, or if certain terms of the Warrants are to be established pursuant to procedures set forth in an Issuer Order, a Board Resolution, an Officer’s Certificate or a supplemental agreement in accordance with this Agreement, when such other terms are established in accordance with such procedures, all such other terms will have been duly authorized by the Issuer and will have been established in conformity with the provisions of this Agreement; and

(C)    when the Warrant Certificates have been executed by the Issuer and countersigned by the Warrant Agent in accordance with the provisions of this Agreement and delivered to and duly paid for by the purchasers thereof, subject to such other conditions as may be set forth in such opinion of counsel, they will have been duly issued under this Agreement and the Warrants evidenced thereby will be valid and legally binding obligations of the Issuer, enforceable in accordance with their respective terms, and will be entitled to the benefits of this Agreement.

In rendering such opinions, such counsel may qualify any opinions as to enforceability by stating that such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium and other similar laws affecting the rights and remedies of creditors and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Such counsel may rely, as to all matters governed by the laws of jurisdictions other than the State of New York and the federal law of the United States, upon opinions of other counsel (copies of which shall be delivered to the Warrant Agent). Such counsel may also state that, insofar as such opinion involves factual matters, such counsel has relied, to the extent such counsel deems proper, upon certificates of Officers of the Issuer and certificates of public officials.

(b)    The Warrant Agent shall have the right to decline to countersign and deliver any Warrant Certificates under this Section if the Warrant Agent, being advised by counsel, determines that such action may not lawfully be taken by the Issuer or if the Warrant Agent in good faith determines by its board of directors or board of trustees or by a committee of its trust officers that such action would expose the Warrant Agent to personal liability to existing Warrantholders or would affect the Warrant Agent’s own rights, duties or immunities under the Warrant Certificates, the Warrants, this Agreement or otherwise.

(c)    If the Issuer shall establish pursuant to Section 2.03 that the Warrants of a series are to be evidenced in whole or in part by one or more Global Warrant Certificates, then the Issuer shall execute and the Warrant Agent shall, in accordance with this Section and the Issuer Order with respect to such series, countersign and deliver one or more Global Warrant Certificates that (i) shall evidence all or part of the Warrants of such series issued in such form and not yet cancelled, (ii) shall be registered in the name of the Depositary for such Global Warrant Certificate or the nominee of such Depositary, (iii) shall be delivered by the Warrant Agent to such Depositary or pursuant to such Depositary’s instructions and (iv) shall bear a legend substantially to the following effect: “Unless and until it is exchanged in whole or in part for Warrants in definitive registered form, this Warrant Certificate and the Warrants evidenced hereby may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.”

(d)    If so required by applicable law, each Depositary for a series of Warrants must, at the time of its designation and at all times while it serves as Depositary, be a clearing agency registered under the Exchange Act and any other applicable statute or regulation.

(e)    Each Warrant Certificate shall be dated the date of its countersignature. A Warrant Certificate shall not be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, unless and until such Warrant Certificate has been countersigned by the manual signature of an authorized signatory of the Warrant Agent. Such countersignature by an authorized signatory of the Warrant Agent upon any Warrant Certificate executed by the Issuer in accordance with this Agreement shall be conclusive evidence that the Warrant Certificate so countersigned and the Warrants evidenced thereby have been duly issued hereunder.

Section 2.05.    Place of Exercise; Registration of Transfers and Exchanges.

(a)    Except as otherwise established pursuant to Section 2.03 with respect to Warrants of a series, Warrants may be presented for exercise at the Warrant Agent’s Window in accordance with procedures to be established pursuant to Section 2.03.

(b)    The Issuer shall cause to be kept at the Warrant Agent’s Office a register (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Registered Warrants and of transfers of Registered Warrants. Except as otherwise provided herein or as established pursuant to Section 2.03 with respect to the Warrants of a series, the Warrant Agent shall from time to time register the transfer of any outstanding registered Definitive Warrant Certificates upon the Warrant Register, subject to such reasonable regulations as the Issuer or the Warrant Agent may prescribe with respect to the Warrants of such series, upon surrender thereof at the Warrant Agent’s Window, duly endorsed by, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent and the Issuer duly executed by, the Registered Holder(s) thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a bank or trust company with a correspondent office in The City of New York or by a broker or dealer that is a member of the Financial Industry Regulatory Authority, Inc. or by a member of a national securities exchange or in such other manner acceptable to the Warrant Agent and the Issuer. Upon any such registration of transfer, one or more new Warrant Certificates of the same series and like terms evidencing a like number of unexercised Warrants shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent.

(c)    Except as otherwise established for a series of Warrants pursuant to Section 2.03, at the option of a Registered Holder, Definitive Warrant Certificates evidencing Registered Warrants may be exchanged for other Definitive Warrant Certificates evidencing Registered Warrants evidencing the same aggregate number of unexercised Warrants of the same series and of like tenor upon surrender to the Warrant Agent of the Definitive Warrant Certificates to be exchanged at the Warrant Agent’s Window and upon payment, if the Issuer shall so require, of the charges hereinafter provided. Upon surrender of any unexercised Warrant Certificate for exchange, the Warrant Agent shall cancel such Warrant Certificate, and the Issuer shall execute, and the Warrant Agent shall countersign and deliver, one or more new Warrant Certificates evidencing a like number of unexercised Warrants of the same series and of like tenor.

(d)    Warrants evidenced by the Warrant Certificates issued upon transfer or exchange of Warrant Certificates pursuant to this Agreement shall be valid obligations of the Issuer, constituting the same obligations of the Issuer as the Warrants evidenced by the Warrant Certificates surrendered for transfer or exchange, and entitled to the same benefits under this Agreement as were such Warrants evidenced by the Warrant Certificates prior to such surrender.

(e)    Except as provided in Section 2.06, no service charge shall be made for any registration of transfer or exchange of Warrant Certificates, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates, other than exchanges pursuant to this Section not involving any transfer.

(f)    In the event that, upon any exercise of Warrants evidenced by a Warrant Certificate, the number of Warrants exercised shall be less than the total number of Warrants evidenced by such Warrant Certificate, there shall be issued to the Registered Holder thereof or his assignee a new Warrant Certificate evidencing the number of Warrants of the same series and of like tenor not exercised.

(g)    No Warrant Certificate will be issued in bearer form.

(h)    Notwithstanding any other provision of this Agreement, unless and until it is exchanged in whole or in part for Definitive Warrant Certificates, a Global Warrant Certificate evidencing all or a portion of the Registered Warrants of a series may not be transferred except as a whole by the Depositary for such Registered Warrants to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such Registered Warrants or a nominee of such successor Depositary.

(i)    If at any time the Depositary for any Registered Warrants of a series represented by one or more Global Warrant Certificates notifies the Issuer that it is unwilling or unable to continue as Depositary for such Registered Warrants or if at any time the Depositary for such Registered Warrants shall no longer be eligible under this Agreement, the Issuer shall appoint a successor Depositary eligible under this Agreement with respect to such Registered Warrants. If a successor Depositary eligible under this Agreement for such Registered Warrants is not appointed by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such ineligibility, the Issuer’s election pursuant to Section 2.03 that such Registered Warrants be evidenced by one or more Global Warrant Certificates shall no longer be effective and the Issuer will execute, and the Warrant Agent, upon receipt of an Officer’s Certificate for the countersignature and delivery of Definitive Warrant Certificates evidencing Warrants of such series, will countersign and deliver, Definitive Warrant Certificates evidencing Warrants of such series, of like tenor and in an aggregate number equal to the number of the unexercised Warrants represented by such Global Warrant Certificate or Certificates in exchange for such Global Warrant Certificate or Certificates.

(j)    The Issuer may at any time and in its sole discretion determine that one or more Global Warrant Certificates evidencing Registered Warrants of any series shall no longer be represented by a Global Warrant Certificate or Certificates. In such event the Issuer will execute, and the Warrant Agent, upon receipt of an Officer’s Certificate for the countersignature and delivery of Definitive Warrant Certificates evidencing Warrants of such series, will countersign and deliver, Definitive Warrant Certificates evidencing Warrants of such series, of like tenor and in an aggregate number equal to the number of the unexercised Warrants represented by such Global Warrant Certificate or Certificates in exchange for such Global Warrant Certificate or Certificates.

(k)    If established pursuant to Section 2.03 with respect to Registered Warrants evidenced by a Global Warrant Certificate, the Depositary for such Global Warrant Certificate may surrender such Global Warrant Certificate in exchange in whole or in part for Definitive Warrant Certificates evidencing Warrants of the same series and of like tenor on such terms as are acceptable to the Issuer and such Depositary. Thereupon, the Issuer shall execute, and the Warrant Agent shall countersign and deliver, without service charge,

(i)    to the Person specified by such Depositary a new Definitive Warrant Certificate or Certificates evidencing Registered Warrants of the same series and of like tenor in an aggregate number equal to and in exchange for such person’s beneficial interest in the Warrants evidenced by such Global Warrant Certificate; and

(ii)    to such Depositary a new Global Warrant Certificate evidencing Registered Warrants of the same series and of like tenor in number equal to the difference, if any, between the number of unexercised Warrants evidenced by the surrendered Global Warrant Certificate and the number of unexercised Warrants evidenced by such Definitive Warrant Certificate countersigned and delivered pursuant to clause 2.05(k)(i) above.

Upon the exchange of a Global Warrant Certificate evidencing Registered Warrants for Definitive Warrant Certificates, such Global Warrant Certificate shall be cancelled by the Warrant Agent or an agent of the Issuer or the Warrant Agent. Definitive Warrant Certificates evidencing Registered Warrants issued in exchange for a Global Warrant Certificate evidencing Registered Warrants pursuant to this Section shall be registered in such names and in such authorized denominations as the Depositary for such Global Warrant Certificate, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent or an agent of the Issuer or the Warrant Agent. The Warrant Agent or such agent shall deliver such Warrant Certificates to or as directed by the Persons in whose names such Warrant Certificates are so registered.

(l)    The Issuer may from time to time designate one or more additional offices or agencies where the Warrants of a series may be presented for exercise and payment, where the Warrants of that series may be presented for exchange as provided in this Agreement and where the Registered Warrants of that series may be presented for registration of transfer as in this Agreement provided, and the Issuer may from time to time rescind any such designation, as the Issuer may deem desirable or expedient; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain the agencies provided for in this Section. The Issuer will give to the Warrant Agent prompt written notice of any such designation or rescission thereof.

Section 2.06.    Mutilated or Missing Warrant Certificates.

(a)    If any Warrant Certificate evidencing Warrants of any series is mutilated, lost, stolen or destroyed, the Issuer may in its discretion execute, and the Warrant Agent may countersign and deliver, in exchange and substitution for the mutilated Warrant Certificate, or in replacement for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate representing an equivalent number of unexercised Warrants of the same series and of like tenor, bearing an identification number, if applicable, not contemporaneously outstanding, but only (in case of loss, theft or destruction) upon receipt of evidence satisfactory to the Issuer and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and such security or indemnity, if requested, also satisfactory to them. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Issuer or the Warrant Agent may prescribe.

(b)    In case the Warrants evidenced by any such mutilated, lost, stolen or destroyed Warrant Certificate have been or are about to be exercised, or deemed to be exercised, the Issuer in its absolute discretion may, instead of issuing a new Warrant Certificate, and subject to the conditions set forth in clause 2.06(a) above, direct the Warrant Agent to treat the same as if it had received the Warrant Certificate together with an irrevocable exercise notice in proper form in respect thereof, as established with respect to the Warrants of such series.

(c)    The Warrants evidenced by each new Warrant Certificate issued pursuant to this Section in lieu of any lost, stolen or destroyed Warrant Certificate shall be original, additional contractual obligations of the Issuer, and shall be entitled to the same benefits under this Agreement as the Warrants evidenced by the Warrant Certificate that was lost, stolen or destroyed.

(d)    Upon the issuance of any new Warrant Certificate in accordance with this Section, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Warrant Agent) connected therewith.

(e)    The provisions of this Section are exclusive and shall preclude (to the extent lawful) any other rights and remedies with respect to the replacement or payment of mutilated, lost, stolen or destroyed Warrant Certificates.

Section 2.07.    Registered Holders. Prior to due presentment for registration of transfer, the Issuer, the Warrant Agent, and any agent of the Issuer or the Warrant Agent may deem and treat the person in whose name a Warrant Certificate shall be registered in the Warrant Register (a “Registered Holder”) as the absolute owner of the Registered Warrants evidenced thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate) for any purpose whatsoever, and as the person entitled to exercise the rights represented by the Registered Warrants evidenced thereby, and none of the Issuer, the Warrant Agent, or any agent of the Issuer or the Warrant Agent, shall be affected by any notice to the contrary. All payments on account of any Registered Warrant to the Registered Holder, or upon his order, shall be valid, and to the extent of the sum or sums so paid, effectual to satisfy and discharge the liability of the Issuer for moneys paid upon such Registered Warrant. This Section shall be without prejudice to the rights of Warrantholders as described elsewhere herein.

Section 2.08.    Cancellation. All Warrant Certificates surrendered to the Warrant Agent for redemption or registration of transfer or exchange shall be promptly cancelled by the Warrant Agent. The Issuer may at any time deliver to the Warrant Agent for cancellation any Warrant Certificates previously countersigned and delivered hereunder which the Issuer may have acquired in any manner whatsoever, and all Warrant Certificates so delivered shall, upon receipt by the Warrant Agent of an Issuer Order, be promptly cancelled by the Warrant Agent. No Warrant Certificates shall be countersigned in lieu of or in exchange for any Warrant Certificates cancelled as provided in this Section, except as permitted by this Agreement. All cancelled Warrant Certificates held by the Warrant Agent shall be disposed of in accordance with its customary procedures and a certificate of their disposition shall be delivered by the Warrant Agent to the Issuer, unless by Issuer Order the Issuer shall direct that cancelled Warrant Certificates be returned to it.

If the Issuer or any affiliate of the Issuer shall acquire any Warrant Certificate, such acquisition shall not operate as a cancellation of such Warrant Certificate unless and until such Warrant Certificate is delivered to the Warrant Agent or its agent for the purpose of cancellation.

Section 2.09.    Additional Warrant Agents. Whenever the Issuer shall appoint a warrant agent other than the Warrant Agent with respect to the Warrants of any series, it will cause such warrant agent to execute and deliver to the Warrant Agent an instrument in which such agent shall agree with the Warrant Agent, subject to the provisions of this Section,

(a)    that it will hold all Warrant Property and sums received by it as such agent for any payment with respect to the Warrants of such series in trust for the benefit of the Holders of such Warrants, if any, or of the Warrant Agent, and

(b)    that it will give the Warrant Agent notice of any failure by the Issuer to make any payment with respect to the Warrants of such series when the same shall be due and payable.

The Issuer will, on or prior to each date of any payment of Warrants of any such series, deposit with the Warrant Agent or any such additional warrant agent a sum sufficient to make such payment, and the Issuer will promptly notify the Warrant Agent of any failure to take such action with respect to any such additional warrant agent.

Section 2.10.    Appointment of Calculation Agents. Pursuant to Section 2.03 hereof, the Issuer may, in connection with the Warrants of any series appoint any person or entity as Calculation Agent to make any calculations as may be required pursuant to the terms of any such Warrants. Any such Calculation Agent shall act as an independent agent of the Issuer and, unless otherwise provided by this Agreement, its calculations and determinations as to the applicable Warrants shall, absent manifest error, be final and binding on the Issuer, the Warrant Agent and the Warrantholders. Any such calculations will be made available to a Warrantholder for inspection at the Warrant Agent’s Office.

Section 2.11.    CUSIP Numbers. The Issuer in issuing the Warrants may use “CUSIP,” “ISIN” and other similar numbers (if then generally in use), and, if so, the Warrant Agent shall use “CUSIP,” “ISIN” and other similar numbers in notices of redemption as a convenience to Warrantholders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Warrants or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Warrants, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Warrant Agent of any changes in the “CUSIP,” “ISIN” and other similar numbers.

ARTICLE 3

DURATION AND EXERCISE OF WARRANTS

Section 3.01.    Duration and Exercise of Warrants. All terms with respect to duration and exercise of Warrants will be established pursuant to Section 2.03 for each series of Warrants.

Section 3.02.    Return of Money Held Unclaimed for Two Years. Except as otherwise provided herein, any money or other assets deposited with or paid to the Warrant Agent for the payment of any Warrants and not paid but remaining unclaimed for two years after the date upon which such money or other assets shall have become due and payable shall be repaid by the Warrant Agent to the Issuer, at the Issuer’s request, pursuant to an Officer’s Certificate, and the Holders of such Warrants shall thereafter look only to the Issuer for any payment which such Holders may be entitled to collect and all liability of the Warrant Agent with respect to such money shall thereupon cease; provided, however, that the Warrant Agent, before making any such repayment, may (but shall not be obligated to) at the expense of the Issuer notify (i) in the case of Registered Warrants evidenced by Definitive Warrant Certificates, the Registered Holders, and (ii) in the case of Warrants evidenced by one or more Global Warrant Certificates, the applicable participants of the Depositary, in each case as provided in Section 7.04, that said money has not been so applied and remains unclaimed and that after a date named in the notification any unclaimed balance of said money then remaining will be returned to the Issuer.

ARTICLE 4

OTHER PROVISIONS RELATING TO RIGHTS OF WARRANTHOLDERS

Section 4.01.    Warrantholder May Enforce Rights. Notwithstanding any of the provisions of this Agreement, any Warrantholder may, without the consent of the Warrant Agent, the Depositary, any participant of the Depositary, any other Warrantholder, the holder of any Warrant Property or, if applicable, the common depositary for Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear System, and Clearstream Banking, société anonyme, or its successor, in and for its own behalf, enforce, and may institute and maintain, any suit, action or proceeding against the Issuer suitable to enforce, or otherwise in respect of, its right to exercise its Warrants as provided in this Agreement and established with respect to such Warrants pursuant to Section 2.03.

Section 4.02.    No Rights as Holder of Warrant Property Conferred by Warrants or Warrant Certificates. No Warrant Certificate or Warrant evidenced thereby shall entitle the Warrantholder thereof to any of the rights of a holder or beneficial owner of Warrant Property, including, without limitation, the right to receive the payment of principal of (premium, if any) or interest, if any, on Warrant Property or to vote or to enforce any rights under any documents governing Warrant Property.

Section 4.03.    Issuer’s Covenant Not to Merge, Consolidate, Sell or Convey Property Except Under Certain Conditions. The Issuer covenants that it will not merge or consolidate with any other Person or sell, lease or convey all or substantially all of its assets to any other Person, unless (i) either the Issuer shall be the continuing corporation or the successor corporation, or the Person which acquires by sale, lease or conveyance all or substantially all of the assets of the Issuer (if other than the Issuer) shall either (A) be one or more registered direct or indirect affiliates of the Issuer which are controlled by the Issuer or which are under common control with the Issuer or (B) expressly assume or guaranty the due and punctual payment of the amounts due on all the Warrants, if any, according to their terms, and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by the Issuer, by supplemental agreement satisfactory to the Warrant Agent, executed and delivered to the Warrant Agent by such corporation, and (ii) the Issuer, such Person or such successor corporation, as the case may be, shall not, immediately after such merger, consolidation, sale, lease or conveyance, be in default in the performance of any covenant or condition of this Agreement to be performed or observed by the Issuer.

Section 4.04.    Successor Corporation Substituted. In case of any such consolidation, merger, sale, lease or conveyance, and following such an assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Issuer, with the same effect as if it had been named as the Issuer herein. Such successor corporation may cause to be signed, and may issue either in its own name or in the name of the Issuer prior to such succession any or all of the Warrants issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Warrant Agent; and, upon the order of such successor corporation, instead of the Issuer, and subject to all the terms, conditions and limitations in this Agreement prescribed, the Warrant Agent shall countersign and deliver any Warrants which previously shall have been signed and delivered by the Officers to the Warrant Agent for countersignature, and any Warrants which such successor corporation thereafter shall cause to be signed and delivered to the Warrant Agent for that purpose. All of the Warrants so issued shall in all respects have the same legal rank and benefit under this Agreement as the Warrants theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Warrants had been issued at the date of the execution hereof.

In case of any such consolidation, merger, sale, lease or conveyance such changes in phrasing and form (but not in substance) may be made in the Warrant Certificates representing the Warrants thereafter to be issued as may be appropriate.

In the event of any such sale or conveyance (other than a conveyance by way of lease), the Issuer or any successor corporation which shall theretofore have become such in the manner described in this Article shall be discharged from all obligations and covenants under this Agreement, the Warrants and the Warrant Certificates and may be liquidated and dissolved.

Section 4.05.    Opinion of Counsel Delivered to Warrant Agent. The Warrant Agent, subject to the provisions of Article 6, may receive an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance of the Issuer, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this Agreement.

ARTICLE 5

WARRANTS ACQUIRED BY THE ISSUER; PAYMENT OF TAXES

Section 5.01.    Warrants Acquired by the Issuer.

(a)    In the event the Issuer shall purchase or otherwise acquire Warrants, such Warrants may, at the option of the Issuer, be (i) in the case of Warrants evidenced by Definitive Warrant Certificates, delivered to the Warrant Agent, and if so delivered, the Warrant Agent shall promptly cancel such Warrants on the records of the Warrant Agent or (ii) in the case of Warrants evidenced by one or more Global Warrant Certificates, surrendered free through a participant of the Depositary to the Depositary for credit to the account of the Warrant Agent maintained at the Depositary, and if so credited, the Warrant Agent shall promptly note the cancellation of such Warrants by notation on the records of the Warrant Agent and the Warrant Agent shall cause its records to be marked to reflect the reduction in the number of Warrants evidenced by the Global Warrant Certificate or Certificates by the number of Warrants so cancelled promptly after such account is credited. Warrants acquired by the Issuer may also, at the option of the Issuer, be resold by the Issuer directly or to or through any of its affiliates in lieu of being surrendered to the Warrant Agent or credited to its account. No Warrant Certificate shall be countersigned in lieu of or in exchange for any Warrant that is cancelled as provided herein, except as otherwise expressly permitted by this Agreement.

(b)    Any cancelled Warrant Certificate held by the Warrant Agent under this Agreement shall be disposed of by the Warrant Agent in accordance with its customary procedures unless otherwise directed by the Issuer, and the Warrant Agent shall deliver a certificate of disposition to the Issuer evidencing the same.

Section 5.02.    Payment of Taxes. The Issuer will pay all stamp, withholding and other duties, if any, attributable to the initial issuance of each series or tranche of Warrants; provided, however, that, anything in this Agreement to the contrary notwithstanding, the Issuer shall not be required to pay any tax or other governmental charge that may be payable in respect of any transfer involving any beneficial or record interest in, or ownership interest of, any Warrants or Warrant Certificates.

ARTICLE 6

CONCERNING THE WARRANT AGENT

Section 6.01.    Warrant Agent. The Issuer hereby appoints The Bank of New York Mellon as Warrant Agent of the Issuer in respect of the Warrants upon the terms and subject to the conditions set forth herein; and The Bank of New York Mellon hereby accepts such appointment. The Warrant Agent shall have the powers and authority granted to and conferred upon it in this Agreement and such further powers and authority to act on behalf of the Issuer as the Issuer may hereafter grant to or confer upon it with its consent. All of the terms and provisions with respect to such powers and authority contained in any Warrant Certificate are subject to and governed by the terms and provisions hereof.

Section 6.02.    Condition of Warrant Agent’s Obligations. The Warrant Agent accepts its obligations herein set forth upon the terms and conditions hereof, including the following, to all of which the Issuer agrees and to all of which the rights hereunder of the holders from time to time of the Warrants shall be subject:

(a)    The Issuer agrees promptly to pay the Warrant Agent the compensation to be agreed upon with the Issuer for all services rendered by the Warrant Agent and to reimburse the Warrant Agent for its reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Warrant Agent without negligence or bad faith on its part in connection with the services rendered by it hereunder. The Issuer also agrees to indemnify the Warrant Agent for, and to hold it harmless against, any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred without negligence or bad faith on the part of the Warrant Agent, arising out of or in connection with its acting as such Warrant Agent hereunder, as well as the reasonable costs and expenses of defending against any claim of liability in the premises. The obligations of the Issuer under this Section shall survive the expiration of all Warrants issued under this Agreement, the resignation or removal of the Warrant Agent and the termination of this Agreement.

(b)    In acting under this Agreement, the Warrant Agent is acting solely as agent of the Issuer and does not assume any obligation or relationship of agency or trust for or with any Warrantholders.

(c)    The Warrant Agent may consult with counsel satisfactory to it (including counsel to the Issuer), and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)    The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any notice, direction, consent, certificate, affidavit, opinion, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

(e)    The Warrant Agent and its officers, directors and employees may become the owner of, or acquire any interest in, any Warrants or other obligations of the Issuer, with the same rights that it or they would have if it were not the Warrant Agent hereunder and, to the extent permitted by applicable law, it or they may engage or be interested in any financial or other transaction with the Issuer and may act on behalf of, or as depositary, trustee or agent for, any committee or body of owners or holders of Warrants or other obligations of the Issuer as freely as if it were not the Warrant Agent hereunder.

(f)    Subject to the provisions of Section 3.02 hereof, all moneys received by the Warrant Agent shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated from other funds held by the Warrant Agent, except to the extent required by mandatory provisions of law. The Warrant Agent shall be under no obligation to invest or pay interest on any money received by it hereunder, except as otherwise agreed with the Issuer. The Warrant Agent shall not be responsible for advancing funds on behalf of the Issuer. Any interest accrued on funds deposited with the Warrant Agent under this Agreement shall be paid to the Issuer from time to time and the Warrantholders shall have no claim to any such interest.

(g)    The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Warrant Agent) or with respect to the validity or execution of the Warrant Certificates (except its countersignature thereof).

(h)    The recitals contained herein and in the Warrant Certificates (except as to the Warrant Agent’s countersignature thereon) shall be taken as the statements of the Issuer and the Warrant Agent assumes no responsibility for the correctness of the same.

(i)    The Warrant Agent shall be obligated to perform such duties as are specifically set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder likely to involve it in any expense or liability. The Warrant Agent shall not be accountable or under any duty or responsibility for the application by the Issuer of any proceeds of the issuance of any Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Issuer in the performance of its covenants or agreements contained in this Agreement or in any Warrant Certificate or in the case of the receipt of any written demand from a holder of a Warrant with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, except as provided in Section 7.02, to make any demand upon the Issuer.

(j)    Anything in this Agreement notwithstanding, in no event shall the Warrant Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Warrant Agent has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(k)     The rights, privileges, protections, immunities and benefits given to the Warrant Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Warrant Agent in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(l)    The Warrant Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(m)    The Warrant Agent shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within the rights or powers conferred upon it by this Agreement.

Section 6.03.    Resignation and Appointment of Successor.

(a)    The Issuer agrees, for the benefit of the holders from time to time of the Warrants, that there shall at all times be a Warrant Agent hereunder with respect to each series of Warrants until all the Warrants of such series are no longer outstanding or until monies for the payment of all outstanding Warrants of such series, if any, shall have been paid to the Warrant Agent and shall have been returned to the Issuer as provided in Section 3.02, whichever occurs earlier.

(b)    The Warrant Agent may at any time resign as such agent with respect to any series of Warrants by giving written notice to the Issuer of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Warrant Agent with respect to such series and acceptance of such appointment by such successor Warrant Agent as hereinafter provided. The Warrant Agent hereunder may be removed with respect to any series of Warrants at any time by the filing with it of an instrument in writing signed by or on behalf of the Issuer and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Issuer, as hereinafter provided, of a successor Warrant Agent with respect to such series (which shall be a banking institution organized under the laws of the United States of America or one of the states thereof, have a combined capital and surplus of at least $50,000,000 (as set forth in its most recent reports of condition published pursuant to law or to the requirements of any United States federal or state regulatory or supervisory authority) and having its principal place of business in the United States of America) and the acceptance of such appointment by such successor Warrant Agent. In the event a successor Warrant Agent has not been appointed and accepted its duties within 30 days of the Warrant Agent’s notice of resignation, the Warrant Agent may apply to any court of competent jurisdiction for the designation of a successor Warrant Agent with respect to such series. The obligation of the Issuer under Section 6.02(a) shall continue to the extent set forth therein notwithstanding the resignation or removal of the Warrant Agent with respect to any series of Warrants.

(c)    In case at any time the Warrant Agent with respect to any series of Warrants (i) shall give notice of its intent to resign, or (ii) shall be removed, or (iii) shall become incapable of acting, or (iv) shall be adjudged as bankrupt or insolvent, or make an assignment for the benefit of its creditors, or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or (v) shall admit in writing its inability to pay or meet its debts as they mature, or (vi) if a receiver or custodian of it or of all or any substantial part of its property shall be appointed, or (vii) if any public officer shall have taken charge or control of the Warrant Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be promptly appointed by the Issuer by an instrument in writing, filed with the successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the latter of such appointment, the Warrant Agent so superseded shall cease to be Warrant Agent hereunder with respect to such series.

(d)    Any successor Warrant Agent appointed hereunder with respect to any series of Warrants shall execute, acknowledge and deliver to its predecessor and to the Issuer an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Warrant Agent with respect to such series hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor (including, without limitation, the Warrant Register) as Warrant Agent with respect to such series hereunder.

(e)    If a successor Warrant Agent is appointed with respect to the Warrants of one or more (but not all) series, the Issuer, the predecessor Warrant Agent and each successor Warrant Agent with respect to the Warrants of any applicable series shall execute and deliver an agreement supplemental hereto that shall contain such provisions as shall be deemed necessary or desirable to confirm that all the rights, powers and duties of the predecessor Warrant Agent with respect to the Warrants of any series as to which the predecessor Warrant Agent is not retiring shall continue to be vested in the predecessor Warrant Agent, and shall add to or change any of the provisions of this Agreement as shall be necessary to provide for or facilitate the administration of the Warrants hereunder by more than one Warrant Agent, it being understood that nothing herein or in such supplemental agreement shall constitute such Warrant Agents co-Warrant Agents of the same Warrants and that each such Warrant Agent shall be a Warrant Agent with respect to separate series of Warrants.

(f)    Any corporation into which the Warrant Agent hereunder may be merged or converted or any corporation with which the Warrant Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party or any corporation to which the Warrant Agent shall sell or otherwise transfer all or substantially all the corporate agency assets and business of the Warrant Agent, provided that it shall be qualified as aforesaid, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 6.04.    Force Majeure. In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Warrant Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

ARTICLE 7

MISCELLANEOUS

Section 7.01.    Amendment.

(a)    This Agreement and the terms of the Warrants of any series may be amended (by means of an agreement supplemental hereto or otherwise) by the Issuer and the Warrant Agent, without the consent of the Warrantholders of such Warrants, (i) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or therein, (ii) to establish the forms or terms of Warrant Certificates or Warrants of any series as permitted by Sections 2.02 and 2.03, (iii) to evidence and provide for the acceptance of appointment hereunder by a successor Warrant Agent with respect to the Warrants of any series and to add to or change any of the provisions of this Agreement as shall be necessary to provide for or facilitate the administration of the Warrants hereunder by more than one Warrant Agent pursuant to Section 6.03, (iv) to add to, change or eliminate any of the provisions of this Agreement in respect of all or any Warrants of any series (and if such addition, change or elimination is to apply with respect to less than all Warrants of any series, stating that it is expressly being made to apply solely with respect to such Warrants within such series); provided that any such addition, change or elimination (A) shall neither (1) apply to any Warrants issued prior to the execution of such supplemental agreement and entitled to the benefit of such provision nor (2) modify the rights of any holder of such Warrant with respect to such provision or (B) shall become effective only when there is no such Warrant outstanding, or (v) in any other manner which the Issuer may deem necessary or desirable and which will not materially and adversely affect the interests of the Warrantholders of such Warrants.

(b)    The Issuer and the Warrant Agent may modify or amend this Agreement (by means of an agreement supplemental hereto or otherwise) with the consent of Warrantholders holding not less than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purpose; provided, however, that no such modification or amendment that changes the exercise price of any Warrant, reduces the amount receivable upon exercise, cancellation or expiration of any Warrant other than in accordance with the adjustment provisions included in the terms of such Warrant, shortens the period of time during which any Warrant may be exercised, or otherwise materially and adversely affects the exercise rights of the affected Warrantholders or reduces the percentage of the number of outstanding Warrants, the consent of whose Warrantholders is required for modification or amendment of this Agreement, may be made without the consent of each Warrantholder affected thereby. In the case of Warrants evidenced by one or more Global Warrant Certificates, the Issuer and the Warrant Agent shall be entitled to rely upon certification in form satisfactory to each of them that any requisite consent has been obtained from holders of beneficial ownership interests in the relevant Global Warrant Certificate. Such certification may be provided by participants of the Depositary acting on behalf of such beneficial owners of Warrants, provided that any such certification is accompanied by a certification from the Depositary as to the Warrant holdings of such participants.

(c)    An amendment that changes or eliminates any provision of this Agreement that has expressly been included solely for the benefit of one or more particular series of Warrants, or that modifies the rights of Warrantholders of such series with respect to such provision, shall be deemed not to affect the rights under this Agreement of the Warrantholders of any other series.

(d)    Upon the request of the Issuer, accompanied by an Officer’s Certificate authorizing the execution of any such amendment, and upon the filing with the Warrant Agent of evidence of the consent of Warrantholders as aforesaid, the Warrant Agent shall join with the Issuer in the execution of such amendment unless such amendment affects the Warrant Agent’s own rights, duties or immunities under this Agreement or otherwise, in which case the Warrant Agent may in its discretion, but shall not be obligated to, enter into such amendment. In executing, or accepting the additional duties created by, any amendment permitted by this Article, the Warrant Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The fact and date of the execution of any consent of Warrantholders, or the authority of the person executing the same, may be proved in any manner which the Warrant Agent (with the approval of the Issuer) deems sufficient.

(e)    It shall not be necessary for the consent of the Warrantholders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof.

Section 7.02.    Notices and Demands to the Issuer and the Warrant Agent. If the Warrant Agent shall receive any notice or demand addressed to the Issuer by any Warrantholder pursuant to the provisions of this Agreement or the terms of the Warrants of any series, the Warrant Agent shall promptly forward such notice or demand to the Issuer.

Section 7.03.    Addresses for Notices. Any communications to the Warrant Agent with respect to this Agreement shall be in writing addressed to the Warrant Agent’s Office and any communications to the Issuer with respect to this Agreement shall be addressed to The Toronto-Dominion Bank, Toronto-Dominion Centre, Toronto, Ontario M5K 1A2, Canada, Attention: Vice President, Legal (or in each case to such other address as shall be given in writing to the other parties hereto).

The Warrant Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such electronic instructions or directions, subsequent to the transmission thereof, shall provide the originally executed instructions or directions to the Warrant Agent in a timely manner and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. The Warrant Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Warrant Agent’s reliance upon and compliance with such instructions or directions up until such time as the Warrant Agent receives any subsequent written instruction or direction that supersedes such earlier written instructions or directions. The party providing instructions or directions by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods, as aforesaid, agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Warrant Agent, including without limitation the risk of the Warrant Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 7.04.    Notices to Warrantholders. The Issuer may cause to have notice given to the Warrantholders of any series by providing the Warrant Agent with a form of notice to be distributed by (i) in the case of Warrants evidenced by Definitive Warrant Certificates, the Warrant Agent to Registered Holders by first class mail and (ii) in the case of Warrants evidenced by one or more Global Warrant Certificates, the Depositary to be distributed by the Depositary to its participants in accordance with the custom and practices of the Depositary.

Section 7.05.    Obtaining of Approvals. The Issuer will from time to time take all action that may be necessary to obtain and keep effective any and all filings or notices under applicable law, which may be or become required in connection with the issuance, sale, trading, transfer or delivery of the Warrant Certificates or the exercise of the Warrants.

Section 7.06.    Persons Having Rights under this Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Issuer, the Warrant Agent and the Warrantholders any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Issuer, the Warrant Agent, their respective successors and the Warrantholders.

Section 7.07.    Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times at the Warrant Agent’s Office for inspection by the Warrantholders, participants of the Depositary certified as such by the Depositary or any person certified by any such participant to be an indirect participant of the Depositary or any person certified by any such participant to be a beneficial owner of a Warrant, in each case, on behalf of whom such participant holds Warrants.

Section 7.08.    Officer’s Certificates and Opinions of Counsel; Statements to Be Contained Therein.

(a)    Each certificate or opinion provided for in this Agreement and delivered to the Warrant Agent with respect to compliance with a condition or covenant provided for in this Agreement shall include (i) a statement that the person making such certificate or opinion has read such covenant or condition, (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based, (iii) a statement that, in the opinion of such person, such person has made such examination or investigation as is necessary to enable such person to express an informed opinion as to whether or not such covenant or condition has been complied with and (iv) a statement as to whether or not, in the opinion of such person, such condition or covenant has been complied with.

(b)    Any certificate, statement or opinion of an officer of the Issuer may be based, insofar as it relates to legal matters, upon a certificate or opinion of or representations by counsel, unless such officer knows that the certificate or opinion or representations with respect to the matters upon which such officer’s certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters, information with respect to which is in the possession of the Issuer, upon the certificate, statement or opinion of or representations by an officer or officers of the Issuer, unless such counsel knows that the certificate, statement or opinion or representations with respect to the matters upon which such officer’s certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous.

(c)    Any certificate, statement or opinion of an officer of the Issuer or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Issuer, unless such officer or counsel, as the case may be, knows that the certificate or opinion or representations with respect to the accounting matters upon which such officer’s or counsel’s, as the case may be, certificate, statement or opinion may be based as aforesaid are erroneous, or in the exercise of reasonable care should know that the same are erroneous. Any certificate or opinion of any independent firm of public accountants filed with and directed to the Warrant Agent shall contain a statement that such firm is independent.

Section 7.09.    Payments Due on Saturdays, Sundays and Holidays. Unless otherwise specified in the applicable Warrant Certificate, if the date fixed for any payment with respect to the Warrants of any series appertaining thereto shall not be a Business Day, then such payment need not be made on such date, but may be made on the next succeeding Business Day with same force and effect as if made on the date fixed, and no interest shall accrue for the period after such date.

Section 7.10.    Judgment Currency. The Issuer agrees, to the fullest extent that it may effectively do so under applicable law, that (a) if for the purpose of obtaining judgment in any court it is necessary to convert the sum due in respect of the Warrants of any series (the “Required Currency”) into a currency in which a judgment will be rendered (the “Judgment Currency”), the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Warrant Agent could purchase in The City of New York the Required Currency with the Judgment Currency on the day on which final unappealable judgment is entered, unless such day is not a New York Banking Day (as defined below), in which event, to the extent permitted by applicable law, the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Warrant Agent could purchase in The City of New York the Required Currency with the Judgment Currency on the last New York Banking Day preceding the day on which final unappealable judgment is entered and (b) its respective obligations under this Agreement and the terms of such Warrants to make payments in the Required Currency (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with clause 6.10(a)), in any currency other than the Required Currency, except to the extent that such tender or recovery shall result in the actual receipt, by the payee, of the full amount of the Required Currency expressed to be payable in respect of such payments, (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the Required

Currency the amount, if any, by which such actual receipt shall fall short of the full amount of the Required Currency so expressed to be payable and (iii) shall not be affected by judgment being obtained for any other sum due under this Agreement. For purposes of the foregoing, “New York Banking Day” means any day except a Saturday, Sunday or a legal holiday in The City of New York or a day on which banking institutions in The City of New York are authorized or required by law or executive order to close.

Section 7.11.    Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 7.12.    Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

Section 7.13.    Applicable Law. This Agreement and each Warrant shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be governed by, and construed in accordance with, the laws of said State, excluding choice of law provisions.

Section 7.14.    Waiver of Jury Trial. EACH OF THE ISSUER AND THE WARRANT AGENT, AND EACH WARRANTHOLDER BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15.    Agent for Service; Submission to Jurisdiction; Waiver of Immunity. By the execution and delivery of this Agreement, the Issuer (i) agrees that service of process upon the Issuer at the names, addresses and other details specified in Section 7.03 shall be deemed in every respect effective service of process upon it in any such suit or proceeding arising out of or relating to the Warrants or this Agreement that may be instituted in any Federal or State court in the Borough of Manhattan, The City of New York or brought under Federal or State securities laws or brought by the Warrant Agent (whether in its individual capacity or in its capacity as warrant agent hereunder), and (ii) submits to the non-exclusive jurisdiction of any such court in any such suit of proceeding.

To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its respective obligations under this Agreement and the Warrants to the extent permitted by law.

Section 7.16.    FATCA. In order to comply with sections 1471 - 1474 of the Internal Revenue Code, including regulations promulgated thereunder, (“FATCA”) or an intergovernmental agreement, including any related guidance or legislation, implementing FATCA (collectively, “Applicable Law”) that a foreign financial institution, issuer, paying agent, holder or other institution is or has agreed to be subject to related to this Warrant Agreement, (i) upon request, and to the extent practicable, to the extent the Issuer has in its possession sufficient information about Holders relating to Applicable Law, the Issuer agrees to provide to the Warrant Agent such information for the Warrant Agent’s determination as to any tax related obligations under Applicable Law and (ii) the Issuer agrees that the Warrant Agent shall be entitled to make any withholding or deduction from payments under this Warrant Agreement to the extent necessary to comply with Applicable Law. The terms of this section shall survive the termination of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

THE TORONTO-DOMINION BANK

By:	/s/ Vanessa Simonetti
Name: Vanessa Simonetti
Title: Managing Director

THE BANK OF NEW YORK MELLON, as Warrant Agent

By:	/s/ Teresa H. Wyszomierski
Name: Teresa H. Wyszomierski
Title: Vice President

[Signature Page to the Warrant Agreement]

EXHIBIT A

[FORM OF FACE OF REGISTERED WARRANT CERTIFICATE]

No.	CUSIP No.

[Unless and until it is exchanged in whole or in part for Warrants in definitive registered form, this Warrant Certificate and the Warrants evidenced hereby may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

Unless this Warrant Certificate is presented by an authorized representative of the Depositary to The Toronto-Dominion Bank or its agent for registration of transfer, exchange or payment, and any Warrant issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depositary (and any payment hereon is made to Cede & Co. or such other entity as is requested by an authorized representative of the Depositary), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]1

THE TORONTO-DOMINION BANK

[Series and Title of Warrants]

NUMBER OF WARRANTS EVIDENCED BY THIS CERTIFICATE: [UP TO    ]

WARRANT PROPERTY:

[AMOUNT OF WARRANT PROPERTY [PURCHASABLE][SALEABLE] PER WARRANT:]

[CASH SETTLEMENT VALUE PER WARRANT (OR METHOD OF DETERMINING SAME):]

[[CALL][PUT][STRIKE] PRICE FOR SUCH SPECIFIED AMOUNT OF WARRANT PROPERTY PER WARRANT:]

[METHOD OF DELIVERY OF ANY WARRANT PROPERTY TO BE DELIVERED FOR SALE UPON EXERCISE OF WARRANTS:]

FORM OF [PAYMENT][SETTLEMENT]:

DATES OF EXERCISE:

OTHER TERMS:

This Warrant Certificate certifies that                                         , or registered assigns, is the Registered Holder of the number of [Title of Warrants] (the “Warrants”) [specified above]2 [specified in Schedule I hereto]3. Upon receipt by the Warrant Agent of this Warrant Certificate, the exercise notice on the reverse hereof (or an exercise notice in substantially identical form delivered herewith) (the “Exercise Notice”), duly completed and executed, and the [Call Price][Put Price][Amount of Warrant property saleable][Cash Settlement Value] per Warrant set forth above, [as adjusted, if applicable,] in the form set forth above, for each Warrant to be exercised (the “Exercise Property”), [delivered as set forth above,] at the Warrant Agent’s Window, Attention: [Issuer/Loan Services-CSD Transfers/Redemptions], each Warrant evidenced hereby entitles the

[1]	Applies to global warrant certificates.
[2]	Applies to definitive warrant certificates.
[3]	Applies to global warrant certificates.

Registered Holder hereof to receive, subject to the terms and conditions set forth herein and in the Warrant Agreement (as defined below), from The Toronto-Dominion Bank (the “Issuer”) the [amount and form of property (the “Warrant Property”)][amount (the “Cash Settlement Value”)] per Warrant specified above. [Warrants will not entitle the Warrantholder to any of the rights of the holders of any of the Warrant Property.][Unless otherwise indicated above, a Warrant will not require or entitle a Warrantholder to sell or deliver to the Issuer, nor will the Issuer be under any obligation to, nor will it, purchase or take delivery from any Warrantholder of, any Warrant Property, and upon exercise of a Warrant, the Issuer will make only a cash payment in the amount of the [Cash Settlement Value][Put Price] per Warrant.][Warrantholders will not receive any interest on any Cash Settlement Value.]

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as though fully set forth in this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

IN WITNESS WHEREOF, The Toronto-Dominion Bank has caused this instrument to be duly executed.

Dated:

THE TORONTO-DOMINION BANK

By:
Name:
Title:

[Attest:

By:
[Secretary]]

Countersigned as of the date above written:

THE BANK OF NEW YORK MELLON,
as Warrant Agent

By:
Authorized Signatory

[FORM OF REVERSE OF REGISTERED WARRANT CERTIFICATE]

THE TORONTO-DOMINION BANK

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued by the Issuer pursuant to a Warrant Agreement, dated as of June 17, 2020 (as may be amended or supplemented from time to time, the “Warrant Agreement”), between the Issuer and The Bank of New York Mellon (the “Warrant Agent”) and are subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions each Warrantholder consents by acceptance of this Warrant Certificate or a beneficial interest therein and which Warrant Agreement is hereby incorporated by reference in and made a part of this Warrant Certificate. Without limiting the foregoing, all capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant Agreement. A copy of the Warrant Agreement is on file at the Warrant Agent’s Office.

The Warrants are unsecured, unsubordinated obligations of the Issuer and will rank on a parity in right of payment with all of the Issuer’s deposit liabilities, except for obligations preferred by mandatory provisions of law.

Subject to the provisions hereof and the Warrant Agreement, each Warrant may be exercised during the dates of exercise set forth on the face hereof by delivering or causing to be delivered this Warrant Certificate and the Exercise Notice, duly completed and executed, [and the Exercise Property for each such Warrant,] to the Warrant Agent’s Window, which is, on the date hereof (unless otherwise specified herein), BNY Mellon Corporate Trust, Issuer/Loan Services-CSD Transfers/Redemptions, 111 Sanders Creek Parkway, East Syracuse, NY 13057, or at such other address as the Warrant Agent may specify from time to time.

Each Warrant entitles the Warrantholder to receive, upon exercise, the [Warrant Property][Cash Settlement Value] per Warrant set forth on the face hereof. The Warrant Agreement and the terms of the Warrants are subject to amendment as provided in the Warrant Agreement. This Warrant Certificate shall be governed by, and interpreted in accordance with, the laws of the State of New York.

[Designation of Warrants]

Exercise Notice

The Bank of New York Mellon

c/o BNY Mellon Corporate Trust

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Issuer/Loan Services-CSD Transfers/Redemptions

The undersigned (the “Registered Holder”) hereby irrevocably exercises          Warrants (the “Exercised Warrants”) and delivers to you herewith a Warrant Certificate or Certificates, registered in the Registered Holder’s name, representing a number of Warrants at least equal to the number of Exercised Warrants[, and the Warrant Property with respect thereto].

The Registered Holder hereby directs the Warrant Agent (a) to deliver the [Warrant Property][Cash Settlement Value] per Warrant as follows:

and (b) if the number of Exercised Warrants is less than the number of Warrants represented by the enclosed Warrant Certificate, to deliver a Warrant Certificate representing the unexercised Warrants to:

Dated:
(Registered Holder)

By:
Authorized Signature
Address:
Telephone:

[If Warrant is evidenced by a Global Warrant Certificate , insert this Schedule I]

SCHEDULE I

[Series and Title of Warrants]

GLOBAL WARRANT CERTIFICATE

SCHEDULE OF EXCHANGES

The initial number of Warrants represented by this Global Warrant Certificate is                     . In accordance with the Warrant Agreement, the following reductions as a result of the exercise of the number of Warrants indicated below have been made:

Date of Exchange or Exercise	Number of Warrants Exercised	Reduced Number Outstanding Following Such Exercise	Notation Made by or on Behalf of Warrant Agent